ASPECT CAPITAL LIMITED

CODE OF ETHICS AND POLICY STATEMENT ON INSIDER TRADING

Definitions:

For the purposes of the Code of Ethics and Policy Statement on Insider Trading the terms below shall have the following meanings:

Access Person means any employee who either (i) has access to non-public information regarding any Client’s purchase or sale of securities; or (ii) who is involved in making securities recommendations to Clients, or who has access to such recommendations that are non-public. For the avoidance of doubt, all officers, directors and employees of Aspect are Access Persons.

Aspect means Aspect Capital Limited and all of its wholly owned subsidiary companies.

Aspect Funds means the Aspect Diversified Fund (plus its feeder funds, Aspect US Institutional Fund Limited and Aspect US Fund LLC), Aspect Institutional Diversified Master Fund (plus its feeder fund, Aspect Institutional Diversified Fund), Aspect UCITS Funds Plc, Equinox Aspect Core Diversified Strategy Fund and any other Aspect-sponsored collective investment vehicle for which Aspect acts as investment manager.

Automatic Investment Plan means a programme in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Ownership has the meaning given to it in section 3 Accounts Subject to the Code. Board means the board of directors of Aspect.

Client means any person, company, partnership, or other entity who is accepted as a client of Aspect and who has signed an Investment Management Agreement (or such other appropriate documentation) appointing Aspect as investment manager over their assets including for the avoidance of doubt Aspect Funds.

Covered Security has the meaning given to it in section 2 Securities Subject to the Code. Exempt Security has the meaning given to it in section 2 Securities Subject to the Code.

Initial Public Offering means an offering of securities registered under the United States Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately prior to registration, is not subject to the reporting requirements under Sections 13 or 15(d) of the United States Securities Exchange Act of 1934 (the “Exchange Act”).

Limited Offering means an offering of securities that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) thereunder, or pursuant to Rule 504, Rule 505, or Rule 506 of Regulation D promulgated under the Securities Act.

Reportable Fund has the meaning given to it in section 2 Securities Subject to the Code.

As a registered Investment Adviser with the United States Securities and Exchange Commission (“SEC”) and as an Investment Adviser to a registered investment company, Aspect Capital Limited (“Aspect”, the “Firm”) has an obligation to comply with Rule 204A-1 under the United States Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (the “Investment Company Act”), Aspect has adopted this Code of Ethics to comply with the requirements with these rules.

The purpose of the Code of Ethics is to ensure that no material conflict of interest arises between Aspect’s employees and its Clients, Aspect and its Clients and also between two or more Clients. Employees are required to read, understand and observe these procedures as a material term of their employment contract. Compliance with these and other rules is essential to Aspect’s business and, accordingly, any failure to observe the Code of Ethics may lead to disciplinary action, including termination of employment.

All capitalised terms used but not otherwise defined in the text of the Code of Ethics are defined in the Glossary.

STANDARDS OF BUSINESS CONDUCT

The interests of the Clients and investors in Aspect Funds are paramount and come before the interests of any employee of Aspect.

Therefore, employees shall only use their positions within Aspect (and any investment opportunities they learn of because of their positions with Aspect), in a manner consistent with their fiduciary duties for the benefit of Clients and investors in the Aspect Funds. Personal investing activities of all employees of Aspect should be conducted in a manner to avoid all actual and potential conflicts of interest with Aspect’s Clients and investors in the Aspect Funds. The Firm’s procedures to meet this requirement are set out in various sections of the Global Compliance Manual (the “Compliance Manual”), particularly Sections J, M, N, O, P, Q and R. Together these sections and the Code of Ethics form the “Code”.

In compliance with Aspect’s obligations under US law, each Aspect employee is required to comply with all applicable US federal securities laws. To this end, no Aspect employee, in connection with a purchase or sale, directly or indirectly, of a security held or to be acquired by any Client will:

•	employ any device, scheme, or artifice to defraud any Client;

•	make any untrue statement of material fact to any Client or omit a material fact necessary in order to make the statements made to any Client, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business that operate or would operate as a fraud or deceit on any Client; or

•	engage in any manipulative practice with respect to any Client.

Compliance Requirements for all Employees

1.	Employees Covered by the Code

Under the Advisers Act firms are required to apply the Code to certain employees called Access Persons.

Aspect applies the Code to all directors, officers and employees of the firm with the consequence that all employees are considered to be Access Persons and responsible for complying with the provisions of this Code.

2.	Securities Subject to the Code

All personal accounts and transactions pertaining to the following securities are subject to the Code. In practice, this means that all instruments that are covered by the PA dealing policy are subject to the Code.

Covered Security refers to any security described in Section 202(a)(18) of the Advisers Act that is not an Exempt Security and also to any security described in section 2(a)(36) of the Investment Company Act. As a the date of this code under each of these sections, “Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a US national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Exempt Security means (i) a security that is a direct obligation of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; (iii) shares issued by open-end investment companies registered under the Investment Company Act other than Reportable Funds (see below); and (vi) any other security that is expressly excluded from the meaning of Rule 204A-1(e)(10) under the Advisers Act and Rule 17j-1(a)(4) under the Investment Company Act pursuant to guidance (including no-action letters) issued by the SEC or its staff.

Reportable Fund refers to any fund described in Rule 204A-1(e)(9) under the Advisers Act. i.e. a fund or managed account for which Aspect serves as the investment adviser.

3.	Accounts Subject to the Code

All securities accounts and transactions in which an Aspect employee has Beneficial Ownership within the meaning of Rule 16a-1(a)(2) under the Securities Exchange Act are subject to the Code. In practice, this means that all accounts that are covered by the PA dealing policy are subject to the Code.

An employee will be deemed to have Beneficial Ownership over: (i) any Covered Security, title to which can vest or re-vest to that employee; (ii) any Covered Security held in another’s name, if by reason of any contract, understanding, relationship, agreement or other arrangement, the employee obtains benefits substantially equivalent to those of ownership; (iii) any Covered Security owned by an employee’s spouse or minor children; (iv) any Covered Security owned by a trust of which the employee or the employee’s spouse or minor children are named, individually or as a class, as beneficiaries and have a present beneficial interest; and (v) any Covered Security owned by immediate family members of the employee who share the employee’s house.

If you are unclear whether a particular account or transaction is subject to the Code, you should seek the guidance of the Compliance Officer or the Compliance Department.

4.	Prohibited Transactions

Certain transactions described below have been determined to be a violation of the Code and as such are prohibited.

Material Non-Public Information

Employees cannot trade securities for any account subject to the Code or for the accounts of Clients while in possession of material non-public information, or communicate material non-public information in breach of their fiduciary duties. Please refer to Aspect’s Global Compliance Manual—Section N, Insider Dealing.

Trading Ahead of a Fund or Client

Employees cannot front-run any trade for any of Aspect’s investment programmes (each, a “Programme”). Front-running refers to knowingly trading before a contemplated transaction for a Programme, whether or not the employee’s trade and the Programme’s trade take place in the same market. Thus, an employee may not:

•	purchase a Covered Security if he or she intends, or knows of Aspect’s intention to purchase that Covered Security or a related Covered Security on behalf of the Programme; or

•	sell a Covered Security if he or she intends, or knows of Aspect’s intention, to sell that Covered Security or a related Covered Security on behalf of the Programme.

5.	Service as a Director

Employees may not serve as a director, trustee, or in a similar capacity for any public or private company (excluding not-for-profit companies, charitable groups, and similar organisations) unless he or she receives approval from Aspect’s Board and it is determined that such service is consistent with the interests of the Clients of Aspect. Employees must notify the Compliance and Legal Departments in writing of any interest in serving as a director, which includes the justification for such directorship. The Compliance Department will forward the request to the Head of Organisational Development (“OD”) who will discuss the proposed directorship with the relevant member of the Board. If the relevant Board member provides approval, OD will update their systems to include the details of the directorship. OD will also notify Compliance, Legal and the employee that their directorship has been approved.

6.	Gift & Entertainment Policy

Please refer to Aspect’s Global Compliance Manual—Section R, Aspect Procedures (ii).

7.	Pre-Clearance Requirements

Personal account dealing (which includes initial public offerings and limited offerings) are subject to pre-clearance requirements as detailed below.

Personal Account Dealing (“PA Dealing”) Policy

Please refer to Aspect’s Global Compliance Manual—Section M.

Initial Public Offerings & Limited Offerings

Employees are prohibited from acquiring any direct or indirect beneficial ownership in any Covered Securities in an Initial Public Offering or in a Limited Offering without obtaining prior approval. Given the technical nature of the definitions of Initial Public Offering and Limited Offering, employees are advised to consult with the Compliance Department before acquiring any securities that are issued as part of a fresh issue, as distinct from acquiring securities as part of ordinary trading on the secondary market. Approval requests should be submitted to the Compliance Department in accordance with the PA Dealing Policy in Section M of the Global Compliance Manual.

8.	Reporting Requirements for Employees

Complying with the transaction reporting procedures below is essential in enabling Aspect to meet its responsibilities to Clients as well as to comply with applicable regulatory requirements. All employees are expected to observe these procedures, including completing and submitting all required reports in a timely manner.

Initial Holdings Reports

Employees must fill out and return to the Compliance Department the SEC Initial Report of Securities Holdings no later than 10 days after employment commences at Aspect. This information must be current (i.e. not more than 45 days old at the date the report is submitted). The following information must be provided:

(i) the account title, financial instrument name and any applicable exchange ticker symbol or CUSIP number, the number of shares and principal amount of each Covered Security in which the employee had any direct or indirect beneficial ownership when they became an employee;

(ii) the name of any broker, bank or dealing platform with whom the employee maintains an account in which any Covered Securities are held for the direct or indirect benefit of the employee as of the date the person became an employee; and

(iii) the date the report is submitted by the employee.

Annual Holdings Report

All employees must annually provide the following information to the Compliance Department on the Annual Report of Personal Security Holdings. This information must be current (i.e. not more than 45 days old at the date the report is submitted):

(i) the account title, financial instrument name and any applicable exchange ticker symbol or CUSIP number, the number of shares and principal amount of each Covered Security in which the employee had any direct or indirect beneficial ownership when they became an employee;

(ii) the name of any broker, bank or dealing platform with whom the employee maintains an account in which any Covered Securities are held for the direct or indirect benefit of the employee as of the date the person became an employee; and

(iii) the date the report is submitted by the employee.

9.	Recordkeeping Requirements

Please refer to Aspect’s Global Compliance Manual—Section L.

10.	Administering the Code

Distribution, Provision and Acknowledgment of the Code

The Compliance Department will provide each employee with a copy of the Code and with a copy of subsequent versions. All employees at Aspect are expected to read and familiarise themselves with the Code at least annually and provide confirmation to that effect (see Appendix VII). If an employee is in any doubt about the application of a particular rule or a procedure set out in this Code, they should speak to the Compliance Department immediately.

Reviewing the Code

The Compliance Department is responsible for reviewing the Code and ensuring that the Code is up to date. The Compliance Department is also responsible for approving all personal account dealing requests and other provisions of the Code with respect to Aspect and for monitoring the administration of the Code and all reports submitted by employees.

Reporting Violations of the Code

All employees are required to promptly report any violation of the Code to the Compliance Department, whether or not the employee reporting the violation is responsible for the violation. When the Compliance Department is unavailable violations should be reported to the Chief Financial Officer (Kenneth Hope). No employee who in good faith reports any violation of the Code should fear retaliation, victimisation or harassment. Aspect strictly prohibits retaliation against any employee for reporting any violation of the Code and will not tolerate any attempt to victimise anyone who reports such violation(s). Please refer to the Whistle Blowing Procedures in Section Z.

Consequences for Violating the Code

Aspect takes violation of the Code very seriously. Any violation of the Code including engaging in a prohibited transaction or failing to file required reports, may result in disciplinary action and, when appropriate, termination of employment and/or referral to appropriate governmental, regulatory or other authorities (including potential civil and criminal proceedings).

11.	Policy Statement on Insider Trading

Aspect forbids any employee (either personally or on behalf of Clients) from trading, using material non-public information (“MNPI”)or communicating MNPI to others in violation of the law. Please refer to Aspect’s Global Compliance Manual—Section N, Insider Dealing.

Any questions regarding the Policy Statement on Insider Trading should be referred to the Compliance Department.

12.	Restricting Access to Other Sensitive Information

All employees are reminded of the need to be careful with the disclosure of sensitive information that they may obtain or have access to as a result of their employment or association with Aspect. Further information is set out in the IT, IP and Confidential Information Policy and in employees’ employment contracts.

13.	General Access Control Procedures

Aspect grants employees access to files as necessary to perform their role and in line with Aspect’s business procedures. Access to files that are deemed sensitive and confidential in nature are restricted to the appropriate individuals or groups.

Wherever possible Aspect utilises Microsoft’s Windows active directory functionality to provide appropriate controls on the access of information. This functionality controls password access to computers, defines users and groups and follows Aspect’s security policies in relation to its files, directories, systems and users. Changes to file/directory permissions and access rights are monitored using an auditing tool. All system access within Aspect is password protected with specific user access rights controlled at a team/individual level where appropriate. Further, Aspect ensures that only relevant individuals have authority to change the information in a directory/drive.